EXHIBIT 10.1

MEMORANDUM OF UNDERSTANDING ("Agreement")
Between Novo Energies Corporation
and
Immunovative Clinical Research, Inc.

This is an agreement between Novo Energies Corporation, hereinafter called "Pubco" and Immunovative Clinical Research, Inc., a Nevada Corporation (hereinafter "ICRI") and wholly-owned subsidiary of Immunovative Therapies, Ltd., an Israeli Corporation, hereinafter called "Immunovative" sometimes hereinafter collectively referred to as "Companies". The newly merged entity shall be referred to "Newco".

This Agreement shall be effective upon the signature of authorized officials from both Pubco and ICRI and shall remain in full force and effect until the earlier of (1) a consummation of the Merger; or (2) the expiration of 150 days, unless otherwise extended by the Companies.

I.      PURPOSE & SCOPE

The purpose of this Agreement is to explore and potentially facilitate the merger between Pubco and ICRI ("Merger") whereby the Companies shall:

A. Agree upon post transaction ownership percentages;
B. Secure financing prior to closing;
C. Attract additional members to the management team;
D. Successfully complete a US GAAP audit of Immunovative and ICRI; and

E. Agree that the Agreement is valid for period of 150 days from date of execution.

Specifically, this Agreement is intended to:

A. Enhance the ability of ICRI to conduct additional clinical trials and more quickly progress towards the ultimate goal of obtaining FDA approval for cancer treatment technologies at a future date.

B.	Increase the awareness of ICRI and Immunovative in the institutional investment community and facilitate investment therein.

C.	Attract additional members of management team, including Scientific Advisory Board and Board of Directors utilizing instruments such as stock options and employee stock option plans.
D.	Establish, as a combined publicly traded company (Newco), a company valuation commensurate with other publicly traded competitors with somewhat similar business prospects.

In connection with effecting a transaction, both Companies shall be entitled to conduct reasonable due diligence on one another, including but not limited to: conducting background checks on all officers and directors, providing representations and warranties as to good standing in respective jurisdictions and governing territories, providing a representation that there is no undisclosed outstanding litigation, and providing relevant references upon request.

A condition to closing will be the completion of a definitive agreement and plan of merger among the parties hereto and which shall be executed by all of such parties contemporaneously with the closing of the transactions contemplated by this MOU.

Additionally, all legal, accounting, and due diligence costs shall be assumed by each Company, respectively. All monies raised in connection with this transaction, with exception of the nonrefundable deposit referenced below in Section III(A), shall be sent directly to a mutually agreed upon legal escrow account until the time of closing, at which time, all monies raised shall be immediately made available to management of Newco for conducting clinical trials and general and administrative ("G & A") purposes.

II.      BACKGROUND OF IMMUNOVATIVE

Immunovative is an Israeli biopharmaceutical company that was founded in May 2004 with financial support from the Israel Office of the Chief Scientist. Immunovative is a graduate of the Misgav Venture Accelerator, a member of the world-renowned Israel technological incubator program. The company was the Misgav Venture Accelerator's candidate for the prize for the outstanding incubator project of 2006, awarded by the Office of the Chief Scientist. Immunovative specializes in the development of novel immunotherapy drug products that incorporate living immune cells as the active ingredients for treatment of cancer and infectious disease.

ICRI is a Nevada Corporation established in February 2009 as a wholly-owned subsidiary of Immunovative. ICRI has a world-wide, exclusive license for the marketing rights to all intellectual property currently and in the future owned by Immunovative ("Licensing Agreement") . In exchange, ICRI is obligated to support the on-going research and development activities of Immunovative. Immunovative is eligible for matching funds for approved Research and Development projects from the Office of the Chief Scientist. ICRI is responsible for managing and conducting clinical trials and obtaining regulatory approvals for marketing of products based upon Immunovative intellectual property.   Upon regulatory approval of an

Immunovative product, Immunovative supplies the product to ICRI for 50% of the retail value of the drug (Transfer Price).

Immunovative conducts research and development and GMP manufacturing and formulation operations exclusively for ICRI, which enables ICRI to conduct human clinical trials with GMP-grade materials. ICRI pays Immunovative for these services pursuant to a Services Agreement.

ICRI provides management and marketing services to Immunotherapy and Cancer Research (iCARE) Center, Ltd. in Bangkok, Thailand. iCARE a clinical research facility affiliated with the National Cancer Institute of Thailand. iCARE will conduct a randomized Phase II clinical trial in metastatic breast cancer using Immunovative technology and conducts an expanded access program for cash paying cancer patients. ICRI screens US patients for eligibility for iCARE clinical trials and coordinates enrollment and medical services for eligibile patients. ICRI collects fees from patients for these services. The fees for the expanded access program produce revenues to ICRI which are used to pay ICRI's obligations to Immunovative Therapies in Israel for support of research and development operations in Israel.

Contractual agreements documenting the relationships between Immunovative, ICRI and iCARE and acceptable to Pubco will be in place prior to the formation of Newco

III. RESPONSIBILITIES OF Pubco AND ICRI UNDER THIS Agreement

Pubco and ICRI shall undertake the following:

A.
Pubco shall remit to ICRI a one-time non-refundable payment of $65,000 USD within 5 business days of the execution of this Agreement. This shall be a good faith payment specifically for the intent of showing sincerity to management of Immunovative and ICRI and seriousness about closing a transaction within the parameters of this Agreement.

B.
Pubco shall provide a firm commitment to secure a minimum of US$5,000,000 within 150 days of this Agreement (with a 30 day mutually agreeable extension) pre-Merger. Such financing shall only dilute the shareholdings of Pubco and shall not affect the percentages enumerated in Section III (E) of this Agreement.

C. Pubco will assure that it has paid off all debts and obligations prior to the Merger.

D.
Pubco shall retain corporate counsel and an auditor such that the Merger can be completed in an efficient manner. Pubco shall be responsible for the costs associated with the corporate counsel and any audits of Newco, while Immunovative and ICRI shall be responsible for any and all audit fees related to its financial statements prior to the Merger.

Assuming that at the time of the effectiveness of the Merger, Pubco has $5 million in cash and no debt, the shareholders of ICRI shall hold 83% of the outstanding shares of common stock of Newco on a fully-diluted (including those shares issued in the Pubco Financing) basis. The shareholders of Pubco shall hold 17%. ICRI shall set aside 7% of its shares to be incorporated as part of a qualified incentive stock option plan for use in recruitment of management. Therefore, the value of ICRI shares and the shares reserved for the stock option plan would be $45.0 million and Pubco $5 million and the total market value of Newco would be $50 million at the time of the Merger. If more than $5 million is available in Pubco (up to $ 10 million will be agreed to be acceptable) at the time of the Merger, the proportion of shares of Pubco shall be increased and the shares of ICRI decreased based upon a pre-Merger value of ICRI shares of $41,500,000. For example, if $6 million in cash without debt was available from Pubco at the time of the merger, the total value of Newco would be then be $51 million. The shareholders of Pubco would hold 11.76% ($6 million/$51 million) and the shareholders of ICRI would hold 88.24% of which a share portion representing 7% of the total outstanding shares would be set aside for the incentive stock option program, leaving ICRI shareholders with 81.24%. If $ 10 million without debt were available in PubCo at the time of the Merger, the total value of Newco would be $60 million. The shareholders of Pubco would hold 16.67% of Newco and the shareholders of ICRI would hold 83.33% of which shares representing 7% of the total outstanding shares after the Merger would be set aside for incentive stock options leaving ICRI shareholders with 76.3%.

E.
Pubco shall handle all investor relations and public relations activities pre-Merger, including but not limited to: dissemination of press releases, investor relations phone calls, construction of website, road shows with institutional investors, and open market support. Pubco shall solely be responsible for any expenses related to the services incurred pursuant to this sub-section (F) of this Agreement. Pubco agrees to procure Immunovative's express approval prior to issuing any release using Immunovative's name to the Public. In order to facilitate Pubco's efforts with respect to this sub-section F, Immunovative agrees to provide Pubco all material information on a timely basis and shall further indemnify Pubco for any claims based on Immunovative statements which have been approved prior to such release to the public by Pubco. Newco will be responsible for all investor relations and public relations activities post-Merger.

F.	Upon closing of the Merger, Pubco shall institute a name change and symbol change to better reflect the new direction of the business.

G.
Reformation. If any court determines that any provision of this Agreement should be deemed invalid or unenforceable, the parties hereby agree that the court has the power and authority to revise or reform the Agreement by reducing the scope of the provision to the maximum permissible level, and thereafter to enforce the Agreement as so revised by the court.

H.
Attorneys' Fees and Costs. If either party breaches or threatens to breach any provision of this Agreement, the offending party shall be liable for all reasonable attorneys' fees and cost incurred by party enforcing its rights under this Agreement.

I.	Notices. Any written notice required or permitted under this Agreement shall be made by personal, facsimile, email, or by mail addressed to the last known address of either of the

Companies effective two business days after mailing.

J. Termination. ICRI may terminate this Agreement after a period of 150 days (from the execution of this Agreement) if Pubco has not secured the Pubco Financing or if ownership percentages have not been agreed to with both parties negotiating in good faith.

K. Record Retention. All records must be retained for three years from closing of a transaction contemplated by this Agreement. This requirement applies to fiscal records, reports and client information. Supporting documentation may be kept at the subcontractor level, but must be available for review for three years from the date of quarterly claim submittal.

(signature page follows)

IV. Exclusive Negotiating Rights

In consideration of the substantial investment of time and resources that Pubco will make in connection with its due diligence investigation, Immunovative agrees, that, for a period commencing on the date that this Agreement is duly executed and ending on the earlier of the closing or termination hereof ("Due Diligence Period"), neither ICRI nor its agents or affiliates will solicit or furnish any information to any prospective buyer, commence or conduct negotiations with any other party, or enter into any agreement with any other party concerning the sale or disposition of the assets of ICRI. Immunovative will be allowed to raise private funds during the Due Diligence Period without restriction, but neither Immunovative nor ICRI will not conduct negotiations with any other entites for public financing or merger with a public company during the Due Diligence Period.

V. Miscellaneous.

A.
Choice of Law Jurisdiction and Venue. This Agreement shall be governed by the substantive laws of the State of New York with jurisdiction and venue being exclusively in the state and federal courts located in New York without regard to conflict of law principles.

B.
Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto and their affiliates with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements, representations, warranties and understandings of such parties (whether oral or written). No promise, inducement, representation or agreement, other than as expressly set forth herein, has been made to or by the parties hereto.

C.	Amendment. This Agreement may only be amended by the written consent of both Companies.

D.	Construction. This Agreement shall be construed according to its fair meaning and not strictly for or against either party.

E.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, together, shall be considered one and the same original instrument. Facsimile or email execution and delivery of this Agreement is legal, valid, and binding for all purposes under the law.

F.
Severability. If any court determines that any provision of this Agreement shall be deemed to be invalid or unenforceable under applicable law, the validity and enforceability of the other provisions of this Agreement shall not thereby be altered.

A.

G.	Upon closing of the Merger, Pubco shall have eliminated all debts on the balance sheet, including all debts owed to noteholders and or management.

H.
During the term of this Agreement, Immunovative and ICPJ shall be timely informed of any material events with respect to the Pubco Financing. Additionally, upon request by Immunovative, all escrow accounts and amounts held therein shall be promptly disclosed.

I.	ICPJ shall hire additional management, such that at the time of closing of the Merger,

Newco shall have retained a sufficiently qualified management team to effectively and efficiently run Newco and to handle all obligations in connection with operating as a publicly traded company in the United States of America.

J. ICPJ shall be responsible for the completion of an audit pursuant to GAAP reporting standards, a requirement for all fully reporting publicly trading companies in the United States of America.

K. Prior to closing, Immunovative shall be responsible for providing a comprehensive portfolio of intellectual property for review by Pubco.

L. At the time of closing, Immunovative shall be responsible for the licensing of marketing rights to all intellectual property to the combined company.

M. As part of the Merger, the directors and officers of Pubco shall indemnify Immunovative and ICPJ from any all acts taken by Pubco management prior thereto through the purchase of insurance acceptable to ICPJ and Immunovative.

N. As a further condition to the Merger, Pubco shall procure director's and officer's liability insurance on terms customary with public company comparable in size and business sector.

IN WITNESS WHEREOF, the parties hereto have affixed their respective hands of the date first above written.

Dr. Michael Har Noy, President
Immunovative Clinical Research, Inc.
Antonio Treminio, Chairman & CEO, Novo Energies Corporation

Date   May 16,2011